Exhibit 10.1

Employment Agreement
This Employment Agreement (the "Agreement") is made and entered into as of October 2, 2018, by and between Tandy Leather Factory, Inc., a Delaware corporation (the "Company"), and Janet Carr, an individual ("Executive").
Recitals
WHEREAS, Executive and the Company desire and agree to formalize the employment relationship between Executive and the Company, and Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.
Agreement
NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants, and conditions contained herein, the Company and Executive agree as follows:
1.	EMPLOYMENT AND DUTIES.
1.1 General.  The Company hereby agrees to employ Executive in the position of Chief Executive Officer of the Company, upon the terms and subject to the conditions set forth herein.  Executive will report directly to the Board of Directors (the "Board").  Subject to the direction and control of the Board, Executive will have all the responsibilities and powers normally associated with such position, and Executive will perform such other duties and responsibilities as may be designated from time to time by the Board.
1.2 Exclusive Services.  Executive shall undertake to perform all of her duties and responsibilities for the Company in good faith and on a full-time basis and shall act in the best interest of the Company provided, however, that Executive may serve on corporate, civic, educational, or charitable boards or committees, if such service does not materially conflict with or impair Executive's ability to discharge her fiduciary and other responsibilities to the Company under this Agreement and applicable law.
2.	TERM.
Subject to the provisions for termination provided in Section 5, the term of Executive's employment under this Agreement will commence as of October 2, 2018 (the "Effective Date") and will terminate on October 2, 2020 (the "Initial Period"); provided, however, that unless either party gives written notice to the other party of an election not to extend or renew Executive's employment hereunder at least ninety (90) days prior to the end of the Initial Period, or any anniversary thereof, the term of this Agreement will automatically be extended by successive one-year periods (each an "Extension").  The term of this Agreement, including the Initial Period and any Extension, is hereinafter referred to as the "Employment Term."
3.	COMPENSATION.
3.1 Base Salary.  As compensation for services rendered under this Agreement, the Company will pay to Executive a base salary (the "Base Salary") at an initial annualized rate of $500,000, payable in accordance with the normal payroll procedures of the Company. The Base Salary will be increased by two percent 2% each year on the anniversary of the effective date (the "COL Adjustments"). In addition to the COL Adjustments, and at the sole discretion of the Board, Executive's Base Salary may be increased further, but not decreased.  The term "Base Salary" as used herein means and refers to the then current base salary, as adjusted from time to time in accordance with this Section 3.1.  The Company may deduct from the Base Salary amounts sufficient to cover applicable federal, state, and/or local income tax withholdings and any other amounts which the Company is required to withhold by applicable law.
3.2 Additional Compensation.
3.2.1 Discretionary Bonus.  Although it is not anticipated by the parties, Executive may become eligible to receive an annual discretionary bonus.  The actual amount of the annual discretionary bonus, if any, is to be determined by the Company, in its sole and absolute discretion (subject to appropriate withholdings and deductions); provided, however, that to be eligible to receive such bonus Executive must be employed by the Company on the date any such bonus is paid.
3.2.2 Equity Awards.  During Executive's employment hereunder, Executive may, as determined by the Board (or a committee thereof), in its sole discretion, periodically receive grants of restricted stock units, stock options, or other equity or non-equity related awards ("Equity Awards"). Within 30 days following the Effective Date, the Company will provide Executive with grants of the following Equity Awards, each on the terms and conditions agreed to by Executive and the Company concurrently with the execution of this Agreement:
a. a time-based equity grant of 460,000 restricted stock units, vesting over five years;
b. a performance-based equity grant of 92,000 restricted stock units, vesting if/when the Company's operating income exceeds twelve million dollars two fiscal years in a row; and
c. a performance-based equity grant of 92,000 restricted stock units, vesting if/when the Company's operating income exceeds fourteen million dollars in one fiscal year.
However, the Equity Awards contemplated by the parties, and any other Equity Awards provided to Executive, will be governed by and subject to the terms of the Equity Award agreement(s) as may be amended from time to time.  To the extent that any Equity Award is not granted pursuant to a plan covered by a registration statement declared effective by the Securities and Exchange Commission (the "SEC"), the Company agrees to file with the SEC, before or within six (6) months following the grant of such Equity Award, a Form S-1, Form S-8 or other appropriate registration statement covering the shares of common stock subject to such Equity Award.  Any Equity Awards granted to Executive, any proceeds of any Equity Awards that previously have been sold, transferred or otherwise disposed of, and any incentive bonus award will be subject to clawback, to the extent required under any clawback policy adopted or maintained by the Company, now or in the future, pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes–Oxley Act of 2002, each as amended, and rules, regulations, and binding, published guidance thereunder.  If the Company would not be eligible for continued listing, if applicable, under Section 10D(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), unless it adopted policies consistent with Section 10D(b) of the Exchange Act, then, in accordance with those policies that are so required, any incentive-based compensation payable to Executive will be subject to clawback in the circumstances, to the extent, and in the manner, required by Section 10D(b)(2) of the Exchange Act, as interpreted by rules of the Securities Exchange Commission.  By accepting an Equity Award or incentive bonus award under this Agreement or any plan sponsored by the Company, Executive hereby consents to any such clawback.
3.3 Benefits.
3.3.1 Vacation.  Executive will be entitled to paid vacation for each calendar year during Executive's employment in accordance with the Company's established vacation pay policies; provided, however, that vacation will only be taken at such times as not to interfere with the necessary performance of Executive's duties and obligations under this Agreement.
3.3.2 Other Benefits; Insurance.  During the term of Executive's employment under this Agreement, if and to the extent eligible, Executive will be entitled to participate in all Company Group Health Plans, group life, disability, and accidental death and dismemberment insurance or plan, then in effect, including, without limitation, any supplemental disability coverage available to similarly situated executive employees ("Company Welfare Benefit Plans").  For purposes of this Agreement, "Company Group Health Plans" means all operative medical, dental, and vision plans.  Coverage under the Company Welfare Benefit Plans will be provided on the same basis generally applicable to similarly situated employees of the Company; provided, however, that nothing contained in this Agreement will, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing, or otherwise terminating any Company Welfare Benefit Plan at any time (whether before or after the date of Executive's termination).
3.3.3 Retirement Plans.  During the term of Executive's employment under this Agreement, if and to the extent eligible, Executive will be entitled to participate in all Company Retirement Plans then in effect.  For purposes of this Agreement, "Company Retirement Plans" means the Company's 401(k) Profit Sharing Plan and all operative employee pension benefit plans (tax-qualified and non-qualified plans) that may in the future be sponsored or maintained by the Company, all on the same basis generally applicable to similarly situated employees of the Company; provided, however, that nothing contained in this Agreement will, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing, or otherwise terminating any Company Retirement Plan at any time (whether before or after the date of Executive's termination).
3.3.4 Business Expense Reimbursement.  Executive will be entitled to reimbursement from the Company for the reasonable costs and expenses incurred in connection with the performance of the duties and obligations provided for in this Agreement.  This includes the reasonable travel costs incurred by Executive commuting between New York and Texas prior to her relocation to Texas.  Reimbursement will be paid upon prompt presentation of expense statements or vouchers and such other supporting information as the Company may from time to time require in accordance with the Company's policies.
3.3.5 Moving and Legal Expenses.  The Company will reimburse Executive up to $20,000 for expenses related to moving Executive's belongings from New York to Texas.  If during the Initial Period Executive terminates her employment without Good Reason, or the Company terminates Executive's employment for Cause, Executive shall reimburse the Company for the moving expenses.  If during the Initial Period the Company terminates Executive's employment without Cause, then the Company will reimburse Executive up to $20,000 for expenses related to moving Executive and her belongings from Texas to New York within six (6) months following such termination.  In addition, the Company will reimburse Executive for her reasonable and documented legal expenses incurred in connection with the signing of this Agreement, up to a maximum of $10,000.
4.	TRADE SECRETS, CONFIDENTIAL INFORMATION, AND INVENTIONS
4.1 Trade Secrets.  During the course of Executive's employment, Executive will have access to various trade secrets, confidential information, and inventions of the Company and its affiliates as defined below.
4.1.1 "Confidential Information" means all information and material which is proprietary to the Company, whether or not marked as "confidential" or "proprietary" and which is disclosed to or obtained from the Company or its affiliates by Executive, which relates to the Company's past, present, or future research, development, or business activities.  Confidential Information is all information or materials prepared by or for the Company and includes, without limitation, all of the following:  designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, systems, methods, machinery, procedures, "know-how," new product or new technology information, formulas, patents, patent applications, product prototypes, product copies, cost of production, manufacturing, developing or marketing techniques and materials, cost of production, development or marketing time tables, customer lists, strategies related to customers, suppliers or personnel, contract forms, pricing policies and financial information, volumes of sales, and other information of similar nature, whether or not reduced to writing or other tangible form, and any other Trade Secrets, as defined by Section 4.1.3, or non-public business information.
4.1.2 "Inventions" means all discoveries, concepts, and ideas, whether patentable or not, including but not limited to, processes, methods, formulas, compositions, techniques, articles and machines, as well as improvements thereof or "know-how" related thereto, relating at the time of conception or reduction to practice to the business engaged in by the Company, or any actual or anticipated research or development by the Company.
4.1.3 "Trade Secrets" means any scientific or technical data, information, design, process, procedure, formula, or improvement that is commercially available to the Company and is not generally known in the industry.
This Section includes not only information belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company or its employees during her employment and thereafter.
4.2 Restriction on Use of Confidential Information.  Executive agrees that her use of Trade Secrets and other Confidential Information is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Trade Secrets and other Confidential Information have not become generally known to the public.
4.2.1 Non-Disclosure.  Except as required by the performance of Executive's services to the Company under the terms of this Agreement, Executive will not, directly or indirectly disclose, or permit others to disclose the Company's Trade Secrets, Confidential Information, and/or Inventions as defined above.
4.2.2 Return of Company Information.  Upon termination of Executive's employment with Company for any reason, Executive will surrender and return to the Company all documents and materials in her possession or control which contain Trade Secrets, Inventions, and other Confidential Information.  Executive will immediately return to the Company all lists, books, records, materials, and documents, together with all copies thereof, and all other Company property in her possession or under her control, relating to or used in connection with the business of the Company.  Executive acknowledges and agrees that all such lists, books, records, materials, and documents are the sole and exclusive property of the Company.
4.2.3 Prohibition Against Unfair Competition.  At any time after the termination of her employment with Company for any reason, Executive will not engage in competition with Company while making use of the Trade Secrets of Company.
4.3 Patents and Inventions.  Executive agrees that any Inventions made, conceived, or completed by Executive during the term of Executive's service, solely or jointly with others, which are made with the Company's equipment, supplies, facilities, or Confidential Information, or which relate at the time of conception or reduction to purpose of the Invention, to the business of the Company, or the Company's actual or demonstrably anticipated research and development, or which result from any work performed by Executive for the Company, will be the sole and exclusive property of the Company, and all Trade Secrets, Confidential Information, copyrightable works, works of authorship, and all patents, registrations, or applications related thereto, all other intellectual property or proprietary information and all similar or related information (whether or not patentable and copyrightable and whether or not reduced to tangible form or practice) which relate to the business, research and development, or existing or future products or services of the Company and/or its subsidiaries and which are conceived, developed, or made by Executive during Executive's employment with the Company ("Work Product") will be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C. §101 et seq., as amended) and owned exclusively by the Company.  To the extent that any Work Product is not deemed to be a "work made for hire" under applicable law, and all right, title, and interest in and to such Work Product have not automatically vested in the Company, Executive hereby (a) irrevocably assigns, transfers, and conveys, and will assign, transfer, and convey, to the fullest extent permitted by applicable law, all right, title, and interest in and to the Work Product on a worldwide basis to the Company (or such other person or entity as the Company may designate), without further consideration; and (b) waives all moral rights in or to all Work Product, and to the extent such rights may not be waived, agrees not to assert such rights against the Company or its respective licensees, successors, or assigns.  In order to permit the Company to claim rights to which it may be entitled, Executive agrees to promptly disclose to the Company in confidence all Work Product which Executive makes arising out of Executive's employment with the Company.  Executive will assist the Company in obtaining patents on all Work Product patentable by the Company in the United States and in all foreign countries, and will execute all documents and do all things reasonably necessary to obtain letters patent, to vest the Company with full and extensive title thereto, and to protect the same against infringement by others.
5. TERMINATION OF EMPLOYMENT.
5.1 Termination by Reason of Death or Disability.  Executive's employment hereunder will terminate immediately upon the death of Executive.  The Company may terminate this Agreement upon written notice to Executive if Executive suffers any physical or mental impairment or incapacity that results in Executive being unable to perform Executive's essential duties, responsibilities, and the functions of Executive's position with the Company for periods aggregating one-twenty (120) days ("Disability").
5.2 Termination by Company for Cause.  The Company may terminate Executive for cause at any time if any of the following events ("Cause") have occurred:
a. The willful or negligent failure, refusal, or inability (other than as a result of death or disability) to perform Executive's duties or adhere to the policies of the Company;
b. Executive has been charged with, indicted, convicted of, or has pleaded guilty or nolo contendere to any felony or to any crime involving moral turpitude;
c. Executive has perpetrated a fraud, theft, or otherwise misappropriates any property or funds of the Company;
d. Executive has violated any applicable federal or state law or regulation and, as a result of such violation, has become, or has caused the Company to become, the subject of any legal action or administrative proceeding or a suspension of any right or privilege, which action, proceeding, or suspension could have a materially adverse effect on the reputation, prospects, condition, or operations of the Company;
e. Executive has committed any act that causes, or shall knowingly or recklessly fail to take reasonable and appropriate action to prevent, any material adverse effect to the reputation, prospects, condition, or operations of the Company;
f. Executive has violated any of the material provisions of this Agreement or any provisions of the Company's Code of Conduct.
5.3 Termination by the Company without Cause.  The employment of Executive hereunder will terminate immediately upon delivery to Executive of written notice of termination by the Company, which will be deemed to be "without cause" unless termination is expressly stated to be for Disability or Cause pursuant to Section 5.1 or Section 5.2.  For the avoidance of doubt, any non-renewal of this Agreement at the election of the Company shall constitute a termination by the Company without Cause.
5.4 Termination by Executive for Good Reason.  Unless cured as provided below, the employment of Executive hereunder will terminate 30 days following the date on which Executive gives the Company notice of termination for Good Reason (as hereinafter defined), or such earlier date as may be determined by the Board.  For purposes of this Agreement, "Good Reason" means, without Executive's consent: (i) a material diminution in the duties, authority, or responsibilities of Executive or a material breach of this Agreement by the Company; or (ii) requiring Executive to relocate her principal place of employment to a location that is more than fifty (50) miles from the location of the Company's principal office in Fort Worth as of the Effective Date, provided that the Company fails to cure such material diminution, breach, or relocation within 30 days of receipt of a written notice from Executive of such Good Reason event (which notice will be provided by Executive to the Company within 90 days following the initial occurrence of such event).
6. PAYMENTS UPON TERMINATION.
6.1 Termination Without Cause or for Good Reason.  If during the Employment Term, Executive's employment with the Company is terminated by the Company without Cause, or by Executive for Good Reason, Executive shall be entitled to receive (i) a lump sum payment equal to Executive's accrued and unpaid salary as of the Termination Date (collectively the "Accrued Benefits") and (ii) a cash amount equivalent to the gross amount of Executive's monthly COBRA premiums for health insurance, based on Executive's current elections, for a period of twelve (12) months payable in a lump sum payment on the sixtieth (60th) day following the Termination Date.  It will be Executive's responsibility to timely elect COBRA and to make any and all required payments to maintain coverage under COBRA (the "COBRA Payment").  In addition to the COBRA Payment, Executive's outstanding Equity Awards shall vest as may be provided in the terms of the applicable Equity Award grant agreements, and Executive shall be entitled to a cash severance payment, payable in a lump sum payment on the sixtieth (60th) day following the Termination Date, which will be determined as follows (the "Severance Payment"):
a. If the Executive is terminated by the Company without Cause or by Executive for Good Reason during the Initial Period, the Severance Payment will be equal to twenty-four (24) months of Executive's annual Base Compensation.
b. If the Executive is terminated by the Company without Cause or by Executive for Good Reason after the end of the Initial Period and before the end of the third Extension, the Severance Payment will be equal to twelve (12) months of Executive's annual Base Compensation.
c. If the Executive is terminated by the Company without Cause or by Executive for Good Reason any time after the end of the third Extension, the Severance Payment will be equal to six (6) months of Executive's annual Base Compensation.
6.2 Termination by the Company for Cause, by Executive Without Good Reason or Upon Death or Disability.  If Executive's employment with the Company is terminated (i) by the Company for Cause, (ii) by Executive without Good Reason, or (iii) on account of Executive's death or Disability, Executive will be entitled to receive the Accrued Benefits payable in a lump sum payment within 10 days of the Termination Date.
6.3 Termination Date.  "Termination Date" means (i) if Executive's employment is terminated for Cause, the date of receipt of the Notice of Termination or any later date specified therein; (ii) if Executive's employment is terminated by the Company without Cause, the date on which the Company notifies Executive of such termination in the notice of termination or any later date specified therein; (iii) if Executive's employment is terminated by reason of death or Disability, the date of death of Executive or the Disability determination, as the case may be; (iv) if Executive's employment is terminated by reason of non-renewal of this Agreement, the date of such expiration; (v) if Executive resigns employment with Good Reason or without Good Reason the date provided by Executive in the Notice of Termination (which date shall not be less than thirty (30) days after the giving of such notice by Executive).
6.4 General Release Requirement. Notwithstanding anything herein to the contrary, it will be a condition to Executive's right to receive the amounts provided for in Section 6.1, Section 6.2 and Section 7.1, that Executive timely execute and deliver to the Company, a general release provided by and acceptable to the Company within twenty-one (21) days of its delivery to Executive (or such longer period as may be required under the Age Discrimination in Employment Act of 1967, as amended), without subsequent revocation of the general release.  Upon satisfaction of the general release condition, the payment of the severance benefits will commence as provided in Section 6.1, Section 6.2 and Section 7.1 or as applicable as provided in this Agreement.
6.5 Timing of Payment.  Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), if Executive is deemed by the Board, in its sole discretion, to be a "specified employee" for purposes of Section 409A(a)(2)(B) of the Code, Executive agrees that any non-qualified deferred compensation payments due to Executive under this Agreement in connection with a termination of Executive's employment that would otherwise have been payable at any time during the six-month period immediately following such termination of employment will be paid as soon as practicable in accordance with Section 8.10.
7. CHANGE IN CONTROL.
7.1 If Executive's employment with the Company or its successor is terminated within six (6) months prior to the occurrence of a Change in Control or on or before the first anniversary of the date of occurrence of a Change in Control (a) by the Company or its successor other than for Cause or (b) by Executive for Good Reason, then, (i) Executive's outstanding Equity Awards shall vest as may be provided in the terms of the applicable Equity Award grant agreements; (ii) the Severance Payment under Section 0 will be a cash amount equal to thirty-six (36) months of Executive's annual Base Compensation; and (iii) Executive shall be entitled to the Accrued Benefits and the COBRA Payment.  The Severance Payment and Cobra Payment will be payable in a lump sum payment on the sixtieth (60th) day following the Termination Date.
For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred upon any of the following events:
(1)
The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either (i) the then-outstanding shares of Common Stock (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the  Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) below; or

(2)
Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)
Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the  Board, providing for such Business Combination; or

(4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
8. MISCELLANEOUS.
8.1 Entire Agreement.  This Agreement contains the entire agreement of the parties regarding the employment of Executive by the Company and supersedes any prior agreement, arrangement, or understanding, whether oral or written, between the Company and Executive concerning Executive's employment hereunder.
8.2 Notices.  All notices, requests, and other communications (collectively, "Notices") given pursuant to this Agreement will be in writing, and will be delivered by facsimile transmission with a copy delivered by personal service or by United States first class, registered, or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:
If to the Company:	Tandy Leather Factory, Inc. c/o Scott Barnard Akin Gump Strauss Hauer & Feld 2300 North Field Street Suite 1800 Dallas, Texas 75201
If to Executive:	Janet Carr Executive's address in the Company's personnel records
Any Notice will be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail will be deemed to have been duly given three days from date of deposit in the United States mail, unless sooner received.  Either party may from time to time change its address for further Notices hereunder by giving notice to the other party in the manner prescribed in this Section 8.2.
8.3 Governing Law and Forum Selection.  This Agreement has been made and entered into in the state of Texas and will be construed in accordance with the laws of the state of Texas without regard to the conflict of laws principles thereof.  The parties agree that the exclusive venue for the dispute resolution concerning this Agreement shall be the state or federal courts located in Texas.
8.4 Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument.
8.5 Interpretation.  The Board will make all determinations under this Agreement and will have the exclusive authority to interpret its terms and conditions.  All determinations and interpretations made by the Board will be final for all purposes and binding on the parties.
8.6 Severable Provisions.  The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable.
8.7 Successors and Assigns.  This Agreement and all obligations and benefits of Executive and the Company hereunder will bind and inure to the benefit of Executive and the Company, their respective affiliates, and their respective successors and assigns.
8.8 Amendments and Waivers.  No amendment or waiver of any term or provision of this Agreement will be effective unless made in writing.  Any written amendment or waiver will be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and will not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance.
8.9 Title and Headings.  The titles and headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.
8.10 Compliance with Tax Rules for Non-qualified Deferred Compensation Plans.  This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and will be administered, interpreted, and construed in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A of the Code.
8.10.1 For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement will be treated as a right to a series of separate payments.
8.10.2 Payment dates provided for in this Agreement will be deemed to incorporate grace periods that are treated as made upon a designated payment date as provided by Treasury Regulation §1.409A-3(d).
8.10.3 If the Company determines in good faith that any provision of this Agreement would cause Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Company and Executive will use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.  The preceding provisions, however, will not be construed as a guarantee or warranty by the Company of any particular tax effect to Executive under this Agreement.  The Company will not be liable to Executive for any payment made under this Agreement, at the direction or with the consent of Executive, that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.
8.10.4 "Termination of employment," "Termination Date," "date of termination" or words of similar import, as used in this Agreement mean, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, Executive's "separation from service" as defined in Treasury Regulation § 1.409A-1(h).
8.10.5 Payments under Section 6 and elsewhere in this Agreement will be administered and interpreted to maximize the exceptions to Code Section 409A for short-term deferrals and for separation pay due to involuntary separation from service.  Any payment under this Agreement that is payable during the short-term deferral period (as described in Treasury Regulations §1.409A-1(b)(4)) or that is paid within the involuntary separation pay safe harbor (as described in Treasury Regulations §1.409A-1(b)(9)(iii)) will be treated as not providing for a deferral of compensation and will not be aggregated with any non-qualified deferred compensation plans or payments.  Executive may not, directly or indirectly, designate the calendar year of the commencement of any payment hereunder.  Notwithstanding the foregoing, amounts payable hereunder which are not non-qualified deferred compensation, or which may be accelerated pursuant to Section 409A, such as distributions for applicable tax payments, may be accelerated, but not deferred, at the sole discretion of the Company.
8.10.6 Notwithstanding anything to the contrary in this Agreement, to the extent required to comply with Section 409A of the Code, if Executive is deemed by the Board (or its delegate), in its sole discretion, to be a "specified employee" for purposes of Section 409A(a)(2)(B) of the Code, Executive agrees that any non-qualified deferred compensation payments due to Executive under this Agreement in connection with a termination of Executive's employment that would otherwise have been payable at any time during the period immediately following such termination of employment and ending on the date that is six months after the Termination Date (or if earlier, Executive's date of death) will not be paid prior to, and will instead be payable in a lump sum on the first business day following the end of such non-payment period.
8.11 Survival.  Notwithstanding anything to the contrary contained herein, the provisions of Section 4 and Section 8 will survive the termination of this Agreement.
[Signatures on following page]

IN WITNESS WHEREOF, each of the parties has signed this Agreement on the date opposite their signature below.
THE "COMPANY" Tandy Leather Factory, Inc. By: /s/ William Warren, Secretary October 2, 2018
THE "EXECUTIVE" /s/ Janet Carr Janet Carr October 2, 2018